UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

      Date of report (Date of earliest event reported)  November 8, 2006 (November 2, 2006)

Sequa Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

               1-804   13-1885030

    (Commission File Number) (IRS Employer Identification No.)

         200 Park Avenue, New York, New York    10166

      (Address of Principal Executive Offices)     (Zip Code)

(212) 986-5500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [  ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

1)         On November 2, 2006, of the Board of Directors (the "Board") of Sequa Corporation (the "Company") approved the recommendations of the Compensation Committee of the Board with respect to certain modifications to the compensation of the Board, which will be effective as of January 1, 2007.  Each non-management director will receive an annual retainer of $40,000 and $1,500 for each board meeting attended.  Each non-management director will also receive the equivalent of $30,000 in Class A common stock of the Company, which will be restricted for one year in accordance with the terms of the 2003 Directors’ Stock Award Plan.

            The Audit Committee, Compensation Committee and Nominating Committee are each composed entirely of non-management directors.  Members of the Audit Committee will receive the following annual retainers:  Chairman - $8,500, Members - $6,000; and a per meeting fee - $1,500.  Members of the Compensation Committee will receive an annual retainer of $4,000 and a per meeting fee of $1,500.  Members of the Nominating Committee will receive an annual retainer of $2,500 and a per meeting fee of $1,000.  The sole non-management member of the Executive Committee will receive an annual retainer of $7,500 and a per meeting fee of $1,500.  The members of the Executive Committee who are also employees of the Company do not receive additional compensation for their service on the Executive Committee.

            Each director who is not an employee of the Company may elect to participate in the 1998 Directors’ Stock Compensation Plan, whereby the participating directors receive their annual board and committee retainers in the form of restricted shares of the Company’s Class A common stock, in lieu of cash.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        SEQUA CORPORATION

                        By: /s/   Martin Weinstein

                        Martin Weinstein

                        Vice Chairman & Chief Executive Officer

Date:  November 8, 2006